Exhibit 99.1

FOR IMMEDIATE RELEASE

County Bancorp, Inc. Observes Improvements in Status of Loan Payment Deferrals

Total loan balances under customer support relief program down 50% during the fiscal third quarter-to-date

Manitowoc, WI, September 14, 2020 – County Bancorp, Inc. (NASDAQ: ICBK), the parent company for Investors Community Bank (collectively “the Company”), today announced an improvement in customers under payment deferrals related to COVID-19.

	September 11, 2020			June 30, 2020
	Customers in payment deferral	Customers on interest only	Principal Balance	Customers in payment deferral	Customers on interest only	Principal Balance
			(dollars in millions)			(dollars in millions)
Agriculture	10	81	$77.6	9	83	$84.9
Commercial	5	9	$23.1	35	54	$115.5
Total	15	90	$100.7	44	137	$200.4

“In March, we evaluated the potential impact of COVID-19 on the communities we serve, and our team quickly mobilized to help our customers through this crisis,” said Tim Schneider, CEO of Investors Community Bank. “While we have a variety of capabilities to create flexible terms for our customers, one of the most effective tools was to grant payment deferrals as allowed by the regulatory agencies. Thus, to be a strong partner to our commercial customers, we offered 90-day deferrals, due to the uncertainty of the crisis at the time.  Our Agricultural dairy producers were seeing solid milk prices, then in April, milk prices fell dramatically.  The lower prices only lasted two months, however, with prices rebounding to near record levels in June.  Prices have been sustained at profitable levels for nearly all of our producers since then, and we do not expect extensions on deferrals for the majority of ag producers after the initial six months.”

Schneider concluded, “As of June 30, 2020, we had 181 clients totaling $200 million in balances under payment deferrals. Currently, we have 105 clients totaling $100 million.  We are pleased to see this improvement, which we believe shows the overall resilience of Wisconsin’s economy and the strength of our borrowers. Further, we’ve been proud to be able to be a strong partner to all of our customers through this crisis and look forward to seeing their businesses thrive as we move forward.”

About County Bancorp, Inc.

County Bancorp, Inc., a Wisconsin corporation and registered bank holding company founded in May 1996, and our wholly-owned subsidiary Investors Community Bank, a Wisconsin-chartered bank, are headquartered in

Investors.ICBK.com

Manitowoc, Wisconsin.  The state of Wisconsin is often referred to as “America’s Dairyland,” and one of the niches we have developed is providing financial services to agricultural businesses statewide, with a primary focus on dairy-related lending.  We also serve business and retail customers throughout Wisconsin, with a focus on northeastern and central Wisconsin.  Our customers are served from our full-service locations in Manitowoc, Appleton, Green Bay, and Stevens Point and our loan production offices in Darlington, Eau Claire, Fond du Lac and Sheboygan. Visit our Investor Relations site for details: Investors.ICBK.com.

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Investor Relations Contact

Glen L. Stiteley

EVP - CFO, Investors Community Bank

Phone: (920) 686-5658

Email: gstiteley@icbk.com

Investors.ICBK.com